Exhibit 99.1

Expedite 4, Inc. Announces Agreement to Purchase Hogs

Yingtan City, PRC.  April 13, 2010.  Expedite 4, Inc. (the “Company”), today announced that its wholly-owned Chinese subsidiary, Jiangxi Yingtan Huaxin Livestock Limited (“Jiangxi Huaxin”), has entered into an agreement to acquire, for $1.4 million, a total of 615 sows and 5,800 commercial hogs. Jiangxi Huaxin also agreed to acquire for $100,000 the land use rights to the 25,000 square-meter tract of land located in Zhongtongshidu Village, Yujian County, Jiangxi Province on which the hogs are presently located and certain other assets.

In announcing the contract, Mr. Pan said, “The purchase of these hogs is part of our previously announced strategy to expand our inventory of hogs and increase our pig production.  Based on our experience in the hog industry, we anticipate that these hogs will generate an annual production of 13,000 hogs.”

About Expedite 4, Inc.

The Company, through its subsidiaries, is engaged in the business of breeding, raising and selling live hogs in the PRC.  Jiangxi Huaxin was established in 2005, through the merger of several hog farms and consequent acquisitions, each with more than ten years of operating history. Jiangxi Huaxin currently operates seven subsidiaries with 19 breeding farms and owns a total of approximately 80,000 hogs. The headquarters of Jiangxi Huaxin is located in southwest China in Yingtan City, Jiangxi province.  Jiangxi Huaxin’s hog breeding farms are located throughout Jiangxi province.

Safe Harbor Statement

This press release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For More Information:

Expedite 4, Inc.
Meng Qing Huan
+86 (138) 1071-5428